Exhibit 10.5.15

THE CALPINE INCENTIVE PROGRAM

The Calpine Incentive Program consists of four separate programs: (1) the Emergence Incentive Plan; (2) the Management Incentive Plan; (3) the Supplemental Bonus Plan and (4) the Discretionary Bonus Plan. These four programs are set forth below.

1.	The Emergence Incentive Plan
a.

The Emergence Incentive Plan provides cash awards payable at emergence to selected senior employees. Approximately 20 senior employees have been selected for participation in the Emergence Incentive Plan, which includes primarily executive vice presidents and a select group of senior vice presidents.

b.

The Emergence Incentive Plan provides for a variable cash award contingent upon the achievement of certain performance metrics. These cash payments will not be made until Debtors’ emergence from Chapter 11 and will be distributed among eligible employees at the discretion of the chief executive officer. Employees who terminate their employment voluntarily will not be eligible for any payment under the Emergence Incentive Plan. If (i) the employee’s employment is terminated involuntarily (and not for cause), (ii) the employee’s business unit is sold prior to emergence or (iii) the employee dies or becomes disabled, then he or she would remain eligible for payment under the plan. Such payments, however, would be deferred until active participants receive their payment.

c.

The Emergence Incentive Plan consists of an incentive pool created according to market adjusted enterprise value (“Market AEV”)[1] and plan adjusted enterprise value (“Plan AEV”)[2]. The Emergence Incentive Plan begins with an incentive

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[1]	Market-Based Adjusted Enterprise Value (“Market AEV”) shall be equal to:

The market value of debt that is primarily the obligation of reorganized Calpine Corporation (“Calpine”) (i.e., debt other than all project-level debt and guarantees thereon including, without limitation, notes payable, capital leases, project loans, project-level preferred interests, and sale lease back obligations (collectively, “Project-Level Debt”); plus the market value of preferred equity at reorganized Calpine; minus cash on the balance sheet of reorganized Calpine upon the effective date of a Plan of Reorganization (other than any restricted cash held by direct or indirect subsidiaries of reorganized Calpine, including but not limited to, project-level cash that is not readily available for use by Calpine Corporation (e.g., project-level construction accounts, project-level debt service reserves), collateral posted in favor of trading counterparties, cash posted to collateralize letters of credit and pre-petition asset sale proceeds in escrow); plus the market value of reorganized Calpine's common stock (and any other equity-linked securities including warrants) excluding non-vested equity (including options) issued as part of the management incentive compensation pursuant to a Plan of Reorganization. All market prices shall be calculated as a 10-day average beginning on the 60th trading day following the consummation date and for the following nine (9) trading days. Prices for debt and preferred equity shall be calculated as an average price based on AdvantageData (ADI quote), Factset, Markit Loans (LoanX) and Bloomberg. The average market price for any given debt, preferred or convertible security on any given day shall be equal to the average of the trade prices for all trades recorded on that day greater than or equal to $1 million of said security. Any corporate-level debt, equity or equity-linked security (“Corporate-Level Securities”) for which there is no publicly quoted price shall be valued at face value. Volume weighted-average prices for common equity shall be determined by reference to Bloomberg's AQR function. Market AEV shall be further adjusted for the exclusion of any debt or other securities issued at reorganized Calpine used to refinance Project-Level Debt.

[2]	Plan-Based Adjusted Enterprise Value (“Plan AEV”) shall be equal to:

Total Enterprise Value, as set forth in a confirmed Plan of Reorganization and/or its accompanying Disclosure Statement, plus cash (excluding cash escrowed from pre-petition asset sales) which will be distributed on or around the effective date in accordance with said Plan of Reorganization (excluding any cash raised through any and all post-petition and exit financing transactions); minus the book value of all Project-Level Debt. Plan AEV shall be further adjusted upward, to include (a) cash received from asset sales consummated post-petition used to repay any Corporate-Level Securities prior to the consummation of the Plan of Reorganization; and (b) corporate-level cash used to repay Corporate-Level Securities during the pendency of the chapter 11 cases (excluding any cash raised through all pre- or post-petition financing and cash held in escrow from pre-petition asset sales).

pool of $5.45 million earned for the successful consummation of a plan of reorganization and a threshold Plan AEV of at least $5.0 billion. The incentive pool will then be increased by $285,000 for each incremental increase of $100 million to Market AEV above $5.0 billion.

2.	The Management Incentive Plan
a.

The Management Incentive Plan provides the opportunity for a bonus award for approximately 600 of Debtors’ employees who occupy positions critical to the operation of Calpine’s ongoing business as well as Debtors’ specific reorganization goals. The Management Incentive Plan will consist of awards as described below to be paid for performance for the calendar year 2006 and beyond.

b.

The Management Incentive Plan will measure performance in separate six-month performance periods. Each eligible employee’s bonus opportunity for a performance period will equal one-half of his or her pre-petition annual bonus opportunity.[3] In general, expressed as a percentage of salary, the Management Incentive Plan target awards for employees at various levels are as follows: executive vice president (100%), senior vice president (40%), vice president (30%), director (25%), and certain managers (20%).

c.

The first performance period will run from January 1, 2006 to June 30, 2006. The second performance period would run from July 1, 2006 to December 31, 2006. Performance will be measured relative to goals established by the Debtors in consultation with the various creditor constituencies in these cases.

d.

Payments under the Management Incentive Plan will only be made if performance objectives are achieved. Assuming that performance objectives are met, employees at the level of director and below will receive their awards in the form of semi-annual payments—one-third of the award will be paid mid-year and the remaining two-thirds as soon as practical after year-end results. For employees at the vice president level and above, payments of any Management Incentive Plan award earned will be made once annually as soon as practical after year-end results. Employees selected for participation must be employed on the date of payment to receive any portion of their award.

3.	The Supplemental Bonus Plan
a.

Under the Supplemental Bonus Plan, applicable only for 2006, persons identified by Debtors as performing a critical function and being at significant risk of being hired away from the company will be provided with a supplemental cash award. Only employees at the level of vice president and below are eligible for participation in the Supplemental Bonus Plan. None of the persons selected for participation in the Supplemental Bonus Plan will be “insiders” of the Debtors.

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3               If maximum performance goals are attained, participants are eligible to receive 110% of their target Management Incentive Plan award. Likewise, if minimum performance goals are attained, participants are eligible to receive 90% of their target Management Incentive Plan award.

b.

Payment of the Supplemental Bonus Plan award will be made in two equal installments—the first installment upon Court approval of the plan and the second at year-end. Employees selected for participation must be employed on the date of payment to receive the award. Any recipient of a Supplemental Bonus Plan award who voluntarily terminates his or her employment before the second installment at year-end forfeits the right to the second installment payment and must refund a pro rata portion of the first installment payment. The pool available for Supplemental Bonus payments is $6 million.

4.	The Discretionary Bonus Plan
a.

Under the Discretionary Bonus Plan, a pool in the amount of $500,000 will be created annually from which individual bonus payments of no more than $25,000 per employee, per year, may be awarded at the sole discretion of Debtors’ chief executive officer. Only employees at the level of director and below will be eligible for discretionary bonus payments.

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